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                                                                    Exhibit 5.1


                          DE BRAUW BLACKSTONE WESTBROEK







                                         To: Baan Company N. V.
                                             Zonneoordlaan 17
                                             6710 BG EDE
                                             the Netherlands

                                January 10, 1997



         Ladies and Gentlemen,

                               BAAN COMPANY N. V.

                         Issue of 914,992 common shares
                             in the share capital of
                               BAAN COMPANY N. V.

         I have acted as legal counsel in respect of certain matters of the law of the Netherlands to Baan Company N.V., a company incorporated under the law of the Netherlands with its corporate seat in Barneveld, the Netherlands, (the "Company") in connection with the issue (the "Issue") by the Company of 914,992 common shares (the "Issued Shares") with a nominal value of NLG 0.01 each in the share capital of the Company,

         In connection herewith I have examined the following documents:

         (a) a photocopy of a copy of the deed of incorporation of the Company, as filed with the trade register of the Chamber of Commerce and industry in Arnhem, the Netherlands, (the "Trade Register") and the text of the articles of association of the Company as most recently amended according to the Extract (as defined below) by deed of amendment executed on May 29, 1996 (the "Articles Of Association");

         (b) a telecopy of an extract (the "Extract"), dated January 10, 1997, from the Trade Register with information regarding the Company, (provided that it should be noted that certain information included in the Extract regarding the Company's enterprise not material for rendering this opinion is incorrect);

         (c) a telecopy of the minutes of the general meeting of shareholders of the Company, held on April 11, 1996;

         (d) a telecopy of the text of the resolutions adopted by the board of supervisory directors of the Company (lastly) on November 29, 1996;
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         (e)      a telecopy of the text of the resolutions adopted by the board of managing directors of the Company on November 29, 1996;

         (f) a telecopy of an executed description prepared by the Company and signed by one member of the board of managing directors of the Company (the other member of the board of managing directors of the Company, as set forth in the description, being unable to sign the description) in connection with article 94b, paragraph 1, of Book 2 of the Netherlands Civil Code, dated November 29, 1996 (the "Description");

         (g) a telecopy of an executed statement from the auditors Moret Ernst &Young in connection with article 94b, paragraph 2, of Book 2 of the Netherlands Civil Code, dated November 29, 1996 (the "Auditor's Statement");

         (h) a telecopy, dated November 28, 1996, of an executed copy of an agreement and plan of reorganization, dated November 15, 1996 among the Company, Platypus Solutions, Inc. and Antalys, Inc. (the "Agreement");

          (j) a telecopy received by me on January 6, 1997 of an undated draft of a registration statement on Form F-3 (the "Registration Statement") relating to the offering of 914,992 common shares with a nominal value of NLG 0.01 each in the share capital of the Company (the "Shares") by the Selling Shareholders as defined in the Registration Statement.

         My examination referred to above has been limited to the face of the documents.

For the purpose of rendering this opinion I have assumed that:

         (i) the signatures on original documents are the genuine signatures of the persons purported to have executed the same and the conformity of photo- and telecopies to originals;

         (ii) the Registration Statement has been or will be executed and filed substantially in the form of the draft referred to in
                  (j) above;

         (iii)    the resolutions referred to in (d) above have been adopted prior to the resolutions mentioned under (e) above;

         (iv)     the resolutions referred to in (c), (d) and (e) above
                           are not contrary to standards of reasonableness and fairness ("redelijkheid en billijkheid") to be observed by a legal entity and those persons who are, pursuant to the law or the articles of association of such legal entity, involved in its Organisation;

         (v) the Agreement constitutes valid, binding and enforceable obligations of all Parties thereto;

         (vi)     the Shares only comprise Issued Shares;

         (vii)    the Issued Shares have been issued, offered, sold, delivered, duly accepted by the subscribers therefor and paid for in kind as contemplated in and in
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                           accordance with the Agreement, the Description and
                           the Auditor's Statement;

         (viii)   the statements in the Description and the Auditor's
                           Statement are correct and, to the extent that the value of the consideration for the Issued Shares exceeds the nominal value of the Issued Shares and will be deemed to form part of the payment obligation ("stortingsplicht") on the Issued Shares, the Auditor's Statement takes such excess into account;

         (ix)     the outstanding common shares in the capital of
                           Antalys, Inc., being the consideration for the Issued Shares, have been validly transferred
                           ("overgedragen") under applicable law to the Company simultaneously with the Issue.

I have not investigated the law of any jurisdiction other than the Netherlands as it stands and has been interpreted in published case law of the courts in the Netherlands as at the date of this opinion and I do not express an opinion on the law of any jurisdiction other than the Netherlands.

Terms and expressions of law and of legal concepts as used in this opinion have the meaning in this opinion attributed to them under the law of the Netherlands and this opinion should be read and understood accordingly.

Based upon the foregoing (including the assumptions set out above), and subject to any factual matters, documents and events not disclosed to me in the course of my examination referred to above, I am, at the date hereof, of the following opinion:

1. The Shares have been duly authorized and validly issued in accordance with the law of the Netherlands and the provisions of the Articles of Association applicable thereto and are fully paid-up and non-assessable.

This opinion is addressed to you and is for the sole benefit of yourselves and may not be relied upon by any person other than yourselves and your legal advisers. This opinion may not without my prior written consent be transmitted to or filed with any person, firm, company or institution.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to De Brauw Blackstone Westbroek in the Prospectus included in the Registration Statement under the heading "Legal Matters". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.


                                Very truly yours,

                                /s/ Paul Cronheim

                                Paul Cronheim